Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/Corp. Communications
ArQule, Inc.
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE

ARQULE ANNOUNCES DATA PRESENTATIONS WITH TIVANTINIB TO BE FEATURED AT ASCO 2014

Company Also Provides Update on Phase 3 Trial in Hepatocellular Carcinoma

Woburn, MA, May 30, 2014 – ArQule, Inc. (Nasdaq: ARQL) today announced that tivantinib will be included in seven presentations during the 2014 Annual Meeting of the American Society of Clinical Oncology (ASCO) to be held from May 30, 2014 to June 3, 2014 in Chicago, Illinois.

The presentations will feature tivantinib in clinical trials across multiple diseases and therapeutic combinations. Data will relate to the safety and combinability of tivantinib with approved anti-cancer agents, supporting the ongoing development of this compound.

The most advanced ongoing clinical trial with tivantinib is a pivotal Phase 3 randomized, double-blind controlled study (the METIV-HCC trial) of the compound as single agent therapy in previously treated patients with MET-diagnostic-high, inoperable hepatocellular carcinoma (HCC).

“Enrollment in the METIV-HCC trial continues to gather momentum, with the Data Monitoring Committee having completed its most recent meeting,” said Paolo Pucci, chief executive officer of ArQule. “We believe that recruitment figures reflect our investigators’ enthusiasm, which has been further enhanced by recent publications[1] that underscore the potential of MET as a target of interest in HCC,” said Mr. Pucci.

Logistical information for the ASCO presentations featuring tivantinib follows below.

Future Oncol. (2014) 10(2), 285–304 and Journal of Hepatology 2014 vol. 60, 243-244.

Abstract #TPS3661

ONC-2012-001: A single-arm phase II study of tivantinib (ARQ 197) plus cetuximab in EGFR inhibitor-resistant MET high patients (pts) with locally advanced or metastatic colorectal cancer (CRC) with wild-type KRAS.

Saturday, May 31, 2014, 8:00 AM to 11:45 AM

S Hall A2, Poster Board: #117B

Lorenza Rimassa, MD

Abstract #8044

Tivantinib plus erlotinib versus placebo plus erlotinib in Asian patients with previously treated nonsquamous NSCLC with wild-type EGFR: First report of a phase III ATTENTION trial.

Saturday, May 31, 2014, 1:15 PM to 5:00 PM

S Hall A2, Poster Board #225

Koichi Azuma, MD, PhD

Abstract #8052

Phase II study of erlotinib plus tivantinib in patients with EGFR-mutation–positive NSCLC who failed in immediately previous EGFR-TKI therapy.

Saturday, May 31, 2014, 1:15 PM to 5:00 PM

S Hall A2, Poster Board: #233

Tomonori Hirashima, MD

Abstract #TPS7610

Phase I-Ib trial of tivantinib in combination with carboplatin and pemetrexed as first-line treatment in patients (pts) with advanced nonsquamous NSCLC or malignant pleural mesothelioma (MPM).

Saturday, May 31, 2014, 1:15 PM to 5:00 PM

S Hall A2, Poster Board #217A

Paolo A. Zucali, MD

Abstract #1106

A phase II study of tivantinib (ARQ-197) for metastatic triple-negative breast cancer.

Monday, June 2, 2014, 8:00 AM to 11:45 AM

S Hall A2, Poster Board #199

Sara M. Tolaney, MD, MPH

Abstract #2555

A phase I study of ARQ 197 in combination with temsirolimus in patients (Pts) with advanced solid tumors.

Sunday, June 1, 2014, 8:00 AM to 11:45 AM

S Hall A2, Poster Board #18

Amy M. Braden, DO

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Abstract #2627

A phase 1 study of the c-Met inhibitor tivantinib (ARQ 197, IND#112603) in children with relapsed or refractory solid tumors: A Children’s Oncology Group study.

Sunday, June 1, 2014, 8:00 AM to 11:45 AM

S Hall A2, Poster Board #90

James I. Geller, MD

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers. ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase. The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase, and ARQ 087, designed to inhibit fibroblast growth factor receptor (FGFR). ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding clinical trials with tivantinib, information about which is being presented at the 2014 ASCO Annual Meeting.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  There can be no assurance that tivantinib alone or in a combination therapy will demonstrate promising therapeutic effects in pivotal or other trials; in addition, tivantinib may ultimately not demonstrate an appropriate safety profile in later stage or larger scale clinical trials, such as the Phase 3 METIV-HCC trial in hepatocellular carcinoma, including among patients with underlying cirrhosis and compromised liver function, as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing tivantinib that could lead the Company or its partners Daiichi Sankyo and Kyowa Hakko Kirin to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from analyses of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities, and regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of completion of clinical trials like METIV-HCC is subject to the ability of the Company or its partners to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome ongoing or emergent regulatory issues and address other technical hurdles and issues related to the conduct of the trials for which each of them is responsible that may not be resolved promptly, or at all.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Moreover, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate the tivantinib license agreement with the Company.  If it were to do so, the Company might not be able to complete development and commercialization of tivantinib on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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